Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 1, 2022, by and between Christopher L. Fowler, a resident of the State of Alabama (the “Executive”), and Computer Programs and Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall commence effective as of July 1, 2022 (the “Effective Date”) and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). In such positions, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s positions. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Board (which consent can be withheld by the Board in its discretion), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, provided that (i) the Executive will only be permitted to serve on the board of directors of one (1) other public company and (ii) such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive an annual base salary of $600,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term without the Executive’s consent other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee.

3.3 Equity Awards.

(a) During the Employment Term, the Executive shall be eligible to participate in the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan or any successor plan in which similarly situated executives of the Company are eligible to participate, as determined by the Compensation Committee in its sole and absolute discretion.

(b) The Compensation Committee shall grant the Executive an award of time-based restricted stock on the Effective Date with a grant date fair value of $500,000, with one-third (1/3) of such shares of restricted stock vesting on each of the first three (3) anniversaries of the Effective Date, as set forth in and subject to the terms provided for in an award agreement evidencing such award.

3.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.5 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.6 Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company or any of its affiliates or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s organizational documents from and against any liabilities, costs, claims, expenses, and/or judgments, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). The Executive shall be covered during the Employment Term and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or any of its affiliates.

3.7 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days’ advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1 Non-Renewal by the Executive, For Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary which shall be paid within one (1) month following the Termination Date (as defined below);

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the terms of the Employee Benefit Plans applicable to former employees; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties as shall be determined from time to time by the Board, which duties are consistent with the Executive’s positions (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement between the Executive and the Company; or

(ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board finding that the Executive has engaged in the conduct described in any of (i)-(ix) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following during the Employment Term, without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) any material breach by the Company of any material provision of this Agreement; or

(iii) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within ninety (90) days after giving written notice of the initial existence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

4.2 Non-Renewal by the Company, Without Cause, or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated on account of the Company’s failure to renew the Agreement in accordance with Section 1, by the Company without Cause, or by the Executive for Good Reason. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts (paid in accordance with Section 4.1(a) hereof) and, subject to the Executive’s compliance with Section 6, Section 7, and Section 8 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to one and one-half (1 1⁄2) times the sum of the Executive’s Base Salary and target bonus for the year in which the Termination Date occurs, which shall be paid for eighteen (18) months following the Termination Date; provided that, such payments shall commence on the Specified Employee Payment Date (as defined in Section 19.2), with the first installment payment including all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b) if the Executive timely and properly elects medical and/or dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the COBRA premium paid by the Executive for such medical and/or dental continuation coverage, which reimbursement shall be limited to the employer portion of the monthly health and/or dental premium (as applicable) that the Company pays on behalf of active employees (the “COBRA Payment”). The Executive shall provide evidence to the Company of such premium payment no later than the last day of the month following the month of applicable coverage. If the Executive timely remits evidence of the applicable premium payment to the Company, the Company shall pay the Executive the COBRA Payment no later than the last day of the second calendar month following the month of applicable coverage. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18)-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(b) in a manner as is necessary to comply with the ACA; and

(c) notwithstanding the terms of the applicable award agreements governing the Executive’s cash incentive and equity awards outstanding as of the Termination Date (the “Outstanding Awards”):

(i) except as otherwise set forth herein, subject to the Executive’s continued compliance with Section 6, Section 7, and Section 8 of this Agreement, during the Restricted Period (as defined in Section 7.2), the Executive’s outstanding unvested shares of restricted stock shall continue to vest according to the terms applicable to such awards as set forth in the applicable award agreements; provided, however, that any requirement in the award agreements that the Executive remain employed on a vesting date shall no longer apply. Notwithstanding anything in this Agreement to the contrary, if the Executive materially violates of any of the restrictive covenants set forth in Section 6, Section 7, or Section 8 of this Agreement which violation, if curable, has not been cured within thirty (30) days after notice from the Company to the Executive, the Executive shall be deemed to have forfeited the right to the outstanding unvested shares of restricted stock as of the date such restrictive covenant is violated; and

(ii) the Executive will receive a pro rata portion of all of the Executive’s outstanding cash incentive awards and performance share awards that are earned based on the attainment of performance goals, with the Executive’s awards to be calculated in the manner set forth in the applicable award agreements based on the degree of attainment of the applicable performance goals at the end of the applicable performance period, with the amount of the awards, if any, to be pro-rated based on the number of days that the Executive was employed by the Company between the date of the beginning of the applicable performance period and the Termination Date as a percentage of the total number of days in the applicable performance period, and such awards, if any, shall be payable to the Executive in accordance with the timing provisions of the applicable award agreements.

The parties acknowledge and agree that, to the extent that this Section 4.2(c) affects any of the terms and conditions of the Outstanding Awards, this Agreement shall constitute an amendment of the applicable award agreements as they pertain to the Executive.

4.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts (paid in accordance with Section 4.1(a) hereof); and

(ii) the treatment of any outstanding cash incentive and equity awards shall be determined in accordance with the terms of the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan or any successor plan in which similarly situated executives of the Company are eligible to participate and the applicable award agreements.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall have the meaning set forth in the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan Agreement or any successor plan.

4.4 Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts (paid in accordance with Section 4.1(a) hereof) and, subject to the Executive’s compliance with Section 6, Section 7, and Section 8 of this Agreement and the Executive’s execution of a Release which becomes effective within the Release Execution Period, the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary and target bonus for the year in which the Termination Date occurs, which shall be paid within seventy (70) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b) if the Executive timely and properly elects medical and/or dental continuation coverage under COBRA, the Company shall reimburse the Executive for the COBRA Payment. The Executive shall provide evidence to the Company of such premium payment no later than the last day of the month following the month of applicable coverage. If the Executive timely remits evidence of the applicable premium payment to the Company, the Company shall pay the Executive the COBRA Payment no later than the last day of the second calendar month following the month of applicable coverage. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18)-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.4(b) in a manner as is necessary to comply with the ACA; and

(c) the treatment of any outstanding cash incentive and equity awards shall be determined in accordance with the terms of the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan or any successor plan in which similarly situated executives of the Company are eligible to participate and the applicable award agreements.

(d) For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan Agreement or any successor plan.

4.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 22. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

4.6 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date specified in the Notice of Termination;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered;

(e) If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

4.7 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

4.8 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 4.8(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b) All calculations and determinations under Section 4.8(a) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by Section 4.8(a), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under Section 4.8(a). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

6. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

6.1 Confidential Information Defined.

(a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any of its affiliates (collectively, the “Company Group”) or the Company Group’s businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties).

(c) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, a subpoena, or pursuant to an order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(d) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7. Restrictive Covenants.

7.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the services the Executive provides to the Company Group are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company Group’s ability to reserve these services for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

7.2 Non-Competition. Because of the Company Group’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for eighteen (18) months, to run consecutively, beginning on the Termination Date, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company (the “Restricted Period”), the Executive agrees and covenants not to engage in Prohibited Activity in the Geographic Area.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge or services, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company Group as conducted or proposed to be conducted as of the end of the Employment Term. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. For purposes of this Section 7, “Geographic Area” shall mean North America and anywhere else the Company Group is conducting business as of the end of the Employment Term.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, a subpoena, or an order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or attempt to do so, during the Restricted Period.

7.4 Non-Solicitation of Customers. The Executive agrees and covenants not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company during the Restricted Period.

8. Mutual Non-Disparagement. The Executive and the Company agree and covenant that neither party will make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning either the Executive or the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede the Executive or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, subpoena, or an order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Furthermore, good faith allegations asserted in any civil action between the parties shall not violation this provision. Additionally, the Company shall not be restricted from providing a neutral employment reference with respect the Executive.

With respect to the Company, the non-disparagement obligations set forth in this Section 8 shall apply only to the Company’s “executive officers” as designated by the Board and the Company’s directors. The Company and Executive hereby knowingly and expressly disclaim the applicability of the Alabama Non-Disparagement Obligations Act (Ala. Code § 8-1-220, et seq.).

9. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Section 6, Section 7, and Section 8 of this Agreement.

10. Remedies. In the event of a breach by the Executive of Section 6, Section 7, or Section 8 of this Agreement, the Executive agrees that the Company may seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such material breach from any court of competent jurisdiction.

11. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Alabama without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Alabama. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16. Tolling. In the event of any violation of the provisions of Section 6, Section 7, or Section 8, the Executive acknowledges and agrees that the post-termination restrictions contained in such sections that are the subject of the violation shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

17. Section 409A.

17.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

17.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

17.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

18. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of any restrictive covenants sections contained in this Agreement that remain ongoing at such time.

19. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, AL 36602

Attention: Chief Financial Officer

Matt.chambless@cpsi.com

If to the Executive:

Executive’s home address most recently on file with the Company.

21. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

22. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ Matt J. Chambless
Name: Matt J. Chambless
Title: Chief Financial Officer

EXECUTIVE:

/s/ Christopher L. Fowler
Christopher L. Fowler